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                                                                   Exhibit 12.1


                       Burnham Pacific Properties, Inc.

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              Computation of Ratio of Earnings to Fixed Charges

                            (Dollars in thousands)


                                                                          Year Ended
                                                                          December 31,
                                                1991        1992        1993        1994         1995         1996

EARNINGS (LOSS) BEFORE FIXED CHARGES:
  Income (loss) from operations               $ 2,469      $ 1,058     $ 9,846     $13,164     $(14,951)    $ 9,892
  Interest expense                             10,308       11,208      10,483      11,582       11,960      10,744

EARNINGS (LOSS) BEFORE FIXED CHARGES          $12,777      $12,266     $20,329     $24,746     $ (2,991)     20,636

FIXED CHARGES:

  Interest expense                             10,308       11,208      10,483      11,582       11,960      10,744
  Interest capitalized                                                                  55           97       1,635

FIXED CHARGES                                  10,308       11,208      10,483      11,637       12,057      12,379

RATIO OF EARNINGS (LOSS) TO FIXED CHARGES        1.24         1.09        1.94        2.13            -        1.67


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